                                                                    EXHIBIT 11.1

                               ARIS CORPORATION

        Computation of Net Income per Common and Common Equivalent Share
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
                                                     YEAR ENDED
                                     ------------------------------------------  QUARTER ENDED
                                     DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    MARCH 31,
                                         1994           1995           1996          1997
                                     ------------   ------------   ------------  ------------
Net income                             $  826,000     $2,010,000     $2,014,000    $1,044,000
                                       ==========     ==========     ==========    ==========
Applicable common shares:
 Weighted average outstanding
  during the period (1)                 4,200,000      6,777,432      6,793,000     6,713,730
 Cheap stock shares issued              1,045,900      1,045,900      1,045,900     1,045,900
 Weighted average outstanding
  stock options (2)                       788,235         22,244        101,238       111,471
 Cheap options granted (3)                641,435        641,435        641,435       641,435
                                       ----------     ----------     ----------    ----------
  Weighted average number of
  common and common share
  equivalent shares outstanding         6,675,570      8,487,012      8,581,573     8,512,536
                                       ==========     ==========     ==========    ==========
Net income per common share                 $0.12          $0.24          $0.23         $0.12
                                       ==========     ==========     ==========    ==========
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(1)  Excluding cheap stock shares issued during the period.
(2)  Based on the treasury stock method excluding cheap options granted.
(3)  Based on the treasury stock method.